Exhibit 10.10

Description of CIGNA Corporation
Financial Services Program

        The CIGNA Financial Services Program (“Program”) is designed to maximize the value of CIGNA’s compensation and benefits program by providing support to key employees in their financial and estate planning. Under the Program, key employees are provided an allowance, related to the employee’s job grade, that may be applied to the cost of financial planning and used for reimbursement of expenses for tax return preparation and legal services related to estate or financial planning. The allowance for the chief executive officer and certain employees who report to him covers the full amount of such costs and expenses.